Exhibit 10.4

AMENDMENT NO. 1
TO THE VIACOM INC. 2011 RSU PLAN FOR OUTSIDE DIRECTORS,
AS AMENDED AND RESTATED AS OF NOVEMBER 13, 2013

Effective as of January 16, 2014, the Viacom Inc. RSU Plan for Outside Directors, as amended and restated as of November 13, 2013, shall be amended as follows:

1. Section 2.1(a) is amended and restated in its entirety as follows:

Section 2.1 Grants of Restricted Share Units; One-Time Settlement Election.

(a)    Beginning on January 31st of 2014 and on January 31st of each subsequent year until the Plan terminates in accordance with the terms hereof, each Outside Director shall automatically be granted a number of Director RSUs determined by dividing (i) $175,000 by (ii) the Fair Market Value of one share of Class B Common Stock on the date of grant (an “Annual RSU Grant”).